Exhibit 99.2

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$280,788	$275,283	$807,394	$759,582
Cost of goods sold	187,126	164,537	526,039	488,334

Gross margin	93,662	110,746	281,355	271,248
Operating expenses:
Marketing and administration	18,199	17,768	54,308	52,798
Research and development	12,689	9,413	37,606	27,594

Operating income	62,774	83,565	189,441	190,856
Nonoperating (income) expense:
Interest expense	1,703	3,408	5,551	10,284
Interest income	(882)	(975)	(2,584)	(3,988)
Currency (gains) losses	(1,083)	441	483	1,547
Other, net	1,793	(2,474)	861	(4,861)

Total nonoperating expense	1,531	400	4,311	2,982

Income before income taxes, equity in loss of joint venture and minority interests	61,243	83,165	185,130	187,874
Income tax provision (benefit)	(29,973)	20,791	(23,511)	21,644

Income before equity in loss of joint venture and minority interests	91,216	62,374	208,641	166,230
Equity in loss of joint venture	—	—	—	(1,717)
Minority interests	(1,452)	(2,654)	(5,235)	(8,286)

Net income	$89,764	$59,720	$203,406	$156,227

Basic income per share	$0.42	$0.29	$0.96	$0.75

Diluted income per share	$0.40	$0.27	$0.90	$0.71

Weighted average shares used in computing basic income per share	214,706,291	207,829,540	210,934,542	207,584,240

Weighted average shares used in computing diluted income per share	227,148,309	220,369,530	225,538,733	220,678,058

See accompanying notes to consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143,247	$92,314
Accounts receivable, less allowance for doubtful accounts of $1,479 and $1,633 in 2005 and 2004, respectively	123,984	140,728
Inventories	132,220	127,564
Prepaid and other current assets	35,337	29,724

Total current assets	434,788	390,330
Property, plant and equipment, net of accumulated depreciation of $225,259 and $198,595 in 2005 and 2004, respectively	510,463	444,670
Deferred tax assets, net	176,303	119,835
Other assets	51,553	55,107

Total assets	$1,173,107	$1,009,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$15,444	$24,399
Accounts payable	103,933	124,083
Accrued liabilities	15,409	37,743
Deferred revenue	13,261	—
Accrued wages and salaries	28,011	19,117
Income taxes payable	4,995	10,282

Total current liabilities	181,053	215,624
Long-term debt, less current portion	106,706	116,082
Pension and similar liabilities	107,231	116,427
Other liabilities	81,396	72,432

Total liabilities	476,386	520,565

Minority interests	51,714	46,479
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued and outstanding at 2005 and 2004	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 220,927,718 and 209,108,105 issued at 2005 and 2004, respectively	2,216	2,091
Additional paid-in capital	178,432	154,736
Retained earnings	502,211	308,351
Accumulated other comprehensive loss	(33,905)	(17,389)
Deferred compensation	(319)	(1,263)
Treasury stock, 714,205 shares in 2005 and 2004	(3,628)	(3,628)

Total stockholders’ equity	645,007	442,898

Total liabilities and stockholders’ equity	$1,173,107	$1,009,942

See accompanying notes to consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$203,406	$156,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,443	31,607
Interest accretion	—	3,705
Minority interests	5,235	8,286
Equity in income (loss) of joint venture	—	1,717
Stock compensation	777	1,808
Working capital and other	(57,542)	(27,494)

Net cash provided by operating activities	194,319	175,856

Cash flows from investing activities:
Capital expenditures	(137,889)	(98,073)
Purchase of business, net of cash acquired	—	(57,226)
Proceeds from sale of property, plant and equipment	6	72

Net cash used in investing activities	(137,883)	(155,227)

Cash flows from financing activities:
Net short-term borrowings	(232)	(30,552)
Proceeds from issuance of long-term debt	60,000	60,014
Principal payments on long-term debt	(70,967)	(41,922)
Debt financing fees	(1,184)	—
Proceeds from issuance of common stock	12,873	2,445
Dividend to minority interest	(9,546)	(4,765)

Net cash used in financing activities	(9,056)	(14,780)

Effect of exchange rate changes on cash and cash equivalents	3,553	600

Net increase in cash and cash equivalents	50,933	6,449
Cash and cash equivalents at beginning of period	92,314	96,859

Cash and cash equivalents at end of period	$143,247	$103,308

See accompanying notes to consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

(1) Nature of Operations

We are a leading worldwide producer of wafers for the semiconductor industry. We operate manufacturing facilities in every major semiconductor manufacturing region throughout the world, including Europe, Japan, Malaysia, South Korea, Taiwan and the United States. Our customers include virtually all of the major semiconductor device manufacturers in the world. We provide wafers in sizes ranging from 100 millimeters (4 inch) to 300 millimeters (12 inch) and in three general categories: prime polished, epitaxial and test/monitor. A prime polished wafer is a highly refined, pure wafer with an ultra-flat and ultra-clean surface. An epitaxial wafer consists of a thin, silicon layer grown on the polished surface of the wafer. A test/monitor wafer is substantially the same as a prime polished wafer, but with some less rigorous specifications.

(2) Significant Accounting Policies

Stock-Based Compensation

We account for our stock-based compensation under Accounting Principles Board Opinion No. 25 (Opinion 25), “Accounting for Stock Issued to Employees,” and related interpretations. We record compensation expense related to restricted stock unit awards over the vesting periods of the awards and reflect the unearned portion of deferred compensation as a separate component of stockholders’ equity.

No compensation cost has been recognized for non-qualified stock options granted under the plans when the exercise price of the stock options equals the market price on the date of grant. Compensation expense equal to the intrinsic value of the options has been recognized over the vesting periods for options granted at a price below market price on the grant date and deferred compensation has been recorded for the unearned portion of the options as a separate component of stockholders’ equity. Had compensation cost been determined for our non-qualified stock options based on the fair value at the grant dates consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” we would have reported the amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income as reported	$89,764	$59,720	$203,406	$156,227
Add:
Stock-based employee compensation included in reported net income, net of related tax effects	108	339	482	1,120
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(2,831)	(3,551)	(7,066)	(10,422)

Pro forma net income	$87,041	$56,508	$196,822	$146,925

Income per share:
Basic—as reported	$0.42	$0.29	$0.96	$0.75
Diluted—as reported	$0.40	$0.27	$0.90	$0.71
Basic—pro forma	$0.41	$0.27	$0.93	$0.71
Diluted—pro forma	$0.38	$0.26	$0.87	$0.67

(3) Basis of Presentation

The accompanying unaudited consolidated financial statements of MEMC Electronic Materials, Inc. and subsidiaries (MEMC), in our opinion, include all adjustments (consisting of normal, recurring items) necessary to present fairly MEMC’s financial position and results of operations and cash flows for the periods presented. We have presented the consolidated financial statements in accordance with the requirements of Regulation S-X and consequently do not include all disclosures required by U.S. generally accepted accounting principles. This unaudited consolidated financial information has not yet been reviewed by the company’s independent registered public accountants and is subject to that review before filing on Form 10-Q. These unaudited consolidated financial statements, should be read in conjunction with our annual report on Form 10-K for the fiscal year ended December 31, 2004, which contains MEMC’s audited financial statements for such year and the related management’s discussion and analysis of financial condition and results of operations. Operating results for the nine month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

(4) Earnings per share

For the three month periods ended September 30, 2005 and 2004, basic and diluted earnings per share (EPS) were calculated as follows:

	Three Months Ended September 30, 2005		Three Months Ended September 30, 2004
	Basic	Diluted	Basic	Diluted
EPS numerator:
Net income	$89,764	$89,764	$59,720	$59,720

EPS denominator:
Weighted average shares outstanding	214,664,671	214,664,671	207,814,757	207,814,757
Warrants	—	9,225,366	—	10,766,823
Stock options	—	3,200,139	—	1,760,642
Restricted stock units	41,620	58,133	14,783	27,308

Total shares	214,706,291	227,148,309	207,829,540	220,369,530

Earnings per share	$0.42	$0.40	$0.29	$0.27

For the nine month periods ended September 30, 2005 and 2004, basic and diluted earnings per share (EPS) were calculated as follows:

	Nine Months Ended September 30, 2005		Nine Months Ended September 30, 2004
	Basic	Diluted	Basic	Diluted
EPS numerator:
Net income	$203,406	$203,406	$156,227	$156,227

EPS denominator:
Weighted average shares outstanding	210,907,256	210,907,256	207,579,276	207,579,276
Warrants	—	11,772,629	—	11,162,544
Stock options	—	2,804,096	—	1,924,841
Restricted stock units	27,286	54,752	4,964	11,397

Total shares	210,934,542	225,538,733	207,584,240	220,678,058

Earnings per share	$0.96	$0.90	$0.75	$0.71

During the three months ended September 30, 2005, Texas Pacific Group (TPG) exercised 10,000,000 warrants issued in 2001. The warrants were exercised on a cashless basis, resulting in the retirement of 1,989,391 additional warrants held by TPG which were used as payment for the exercise price.

At September 30, 2005, MEMC had outstanding 9,126,867 options and 4,677,276 warrants. For the three months ended September 30, 2005 and 2004, options to purchase 88,528 and 3,737,399 shares, respectively, of MEMC stock were excluded from the calculation of diluted EPS because the effect was antidilutive. For the nine months ended September 30, 2005 and 2004, options to purchase 511,297 and 3,587,718 shares, respectively, of MEMC stock were excluded from the calculation of diluted EPS because the effect was antidilutive. Stock options are antidilutive when the exercise price of the options is greater than the average market price of the common shares for the period.

(5) Inventories

Inventories consist of the following:

	September 30, 2005	December 31, 2004
Raw materials and supplies	$13,580	$20,307
Goods in process	56,189	54,160
Finished goods	62,451	53,097

	$132,220	$127,564

(6) Comprehensive Income

Comprehensive income for the three months ended September 30, 2005 and 2004 was $84,703 and $57,721, respectively. Comprehensive income for the nine months ended September 30, 2005 and 2004 was $186,889 and $156,187, respectively. MEMC’s only adjustment from net income to comprehensive income was foreign currency translation adjustments in each period presented.

(7) Debt

Our short-term unsecured borrowings from banks totaled approximately $1,503 at September 30, 2005, under approximately $71,397 of short-term loan agreements.

Long-term borrowings outstanding were $120,647 at September 30, 2005, under $266,677 of long-term committed loan facilities. Of the $266,677 committed long-term loan agreements at September 30, 2005, $4,500 was unavailable as it related to the issuance of third party letters of credit.

On July 21, 2005, the company entered into a Revolving Credit Agreement with National City Bank of the Midwest, US Bank National Association, and such other lending institutions as may from time to time become lenders (the “National City Agreement”). The National City Agreement provides for a $200,000 secured revolving credit facility and replaced the $150,000 revolving credit facility from Citibank/UBS and the $35,000 revolving credit facility from Texas Pacific Group and certain of its affiliates (TPG).

The extinguishment of the Citibank/UBS and the TPG credit facilities resulted in the write-off of $1,929 of deferred financing fees. This loss was recorded in nonoperating expenses for the three months ended September 30, 2005.

(8) Income Taxes

For the nine months ended September 30, 2005, we recorded an income tax benefit of $23,511, compared to income tax expense of $21,644 for the nine months ended September 30, 2004. The tax benefit for the nine months ended September 30, 2005 reflects the reversal of valuation allowances and the net favorable impact of adjustments to contingent tax liabilities totaling $15,120.

In the three months ended September 30, 2005, we reversed $42,370 in valuation allowances against deferred tax assets as we believe that it is more likely than not that certain deferred tax assets will be realized, taking into consideration all available evidence, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences by taxable jurisdiction. As of September 30, 2005, we have remaining valuation allowances of approximately $59,000, which reduces our net deferred tax assets to $186,477 (of which $10,174 was included in prepaid and other current assets).

The company recorded a contingent tax liability of $1,881 during the three months ended September 30, 2005 related to some additional tax deductions for which the company has not obtained appropriate tax opinions to record the book tax benefit.

In the three months ended March 31, 2005, the company reversed a portion of a contingent tax liability established in 2004 for the potential non-deductibility of a portion of a $67,700 payment to an investor group led by Texas Pacific Group in connection with the redemption of the company’s senior subordinated secured notes. We obtained opinions from outside tax advisors indicating that the interest portion, or $17,699, of the redemption payment should be deductible and we reversed a portion, or $7,783, of the contingent tax liability. The company also reversed a contingent tax liability of $9,218 primarily related to tax depreciation deductions on fixed assets pertaining to asset values from the Texas Pacific Group transaction.

(9) Benefit Plans

Net periodic benefit cost consists of the following:

	Three Months Ended September 30, 2005		Three Months Ended September 30, 2004		Nine Months Ended September 30, 2005		Nine Months Ended September 30, 2004
	Pension Plans	Health Care Plan	Pension Plans	Health Care Plan	Pension Plans	Health Care Plan	Pension Plans	Health Care Plan
Service Cost	$970	$91	$973	$60	$2,910	$275	$2,929	$180
Interest Cost	2,298	657	2,265	743	7,028	1,971	6,799	2,228
Expected return on plan assets	(1,880)	—	(1,493)	—	(5,640)	—	(4,427)	—
Amortization of service costs	1	—	1	—	3	—	3	—
Net actuarial loss/(gain)	409	(43)	239	—	1,201	(129)	752	—
Transition obligation recognized	6	—	—	—	18	—	—	—

Net periodic benefit cost	$1,804	$705	$1,985	$803	$5,520	$2,117	$6,056	$2,408

In May 2004, the FASB issued FSP No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Medicare Act”). The Medicare

Act was enacted December 8, 2003. FSP 106-2 supersedes FSP 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” and provides authoritative guidance on accounting for the federal subsidy specified in the Medicare Act. The Medicare Act provides for a federal subsidy equal to 28% of certain prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D, beginning in 2006. The company’s actuarial calculations have been completed and while we have determined that our plan will qualify for a subsidy in 2006, the subsidy will not have a material impact on the accumulated benefit obligation and the net periodic postretirement benefit cost.

(10) Commitments and Contingencies

We have agreed to indemnify some of our customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations and we do not have any pending indemnification claims.

(11) Insurance Recovery

In December 2004, our Italian plant experienced a minor fire. As a result, we incurred losses from property damage and business interruption in the first quarter of 2005. Cost of goods sold in the first quarter was charged for incremental costs of $1,100 and unfavorable manufacturing expense variances associated with the loss of production. In March 2005, we recorded an insurance recovery receivable of $2,700 that was recorded as a reduction of cost of goods sold.

(12) Government Grant

We received a contract with the Department of Defense in the second quarter of 2005 related to the development of thin film silicon on insulator (SOI) wafers utilizing silicon layer transfer technology. The total contract value was $12,069 representing the proposed development costs expected to be incurred by the company during the nine month period from April 1 through December 31, 2005. The contract provides for the government to reimburse the company $3,514 of the total costs to be incurred of $12,069 and is recognized on a percentage completion basis. For the three and nine months ended September 30, 2005, the company recognized $1,250 and $2,252, respectively, as an offset of actual SOI costs incurred within research and development expenses.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview.

The company showed solid improvement in operating results in the first nine months of 2005 compared to the first nine months of 2004, despite supply disruptions caused by two major hurricanes. Wafer unit volumes continued to improve as the semiconductor industry finished up its first full quarter following the inventory adjustment period. Polysilicon and other product sales to the solar industry continue to increase and are now at an annualized rate of $100 million. Additionally, a secondary offering by the investor group led by Texas Pacific Group (TPG) of 18.3 million shares was completed in August 2005. The shares offered included all of the remaining shares on the resale shelf registration statement filed in February 2004, including 10.0 million shares acquired by TPG upon the exercise of warrants issued in 2001.

Net Sales.

Our net sales increased by 2.0% to $280.8 million in the third quarter of 2005 from $275.3 million in the third quarter of 2004. For the nine months ended September 30, 2005, net sales increased by 6.3% to $807.4 million from $759.6 million for the nine months ended September 30, 2004. In both the 2005 third quarter and the 2005 nine month period, the sales increase was primarily due to higher sales volumes in polysilicon products and a favorable change in the mix of wafer products. These increases were partially offset by lower average selling prices for wafers. Year to year overall average selling prices for wafers decreased 6.8% compared to the third quarter of 2004 and 1.8% for the nine month period.

Gross Margin.

In the 2005 third quarter, our gross margin was $93.7 million compared to $110.7 million in the 2004 third quarter. As a percentage of net sales, gross margin declined to 33.4% in the 2005 third quarter from 40.2% in the third quarter of 2004. The gross margin decline was primarily a result of lower average selling prices for wafers as discussed above.

For the nine months ended September 30, 2005, our gross margin was $281.4 million compared to $271.2 million for the nine months ended September 30, 2004. As a percentage of net sales, gross margin for the nine month period decreased to 34.8% in 2005 from 35.7% in 2004.

Marketing and Administration.

Marketing and administration expenses for the three months ended September 30, 2005 increased to $18.2 million compared to $17.8 million for the three months ended September 30, 2004. As a percentage of net sales, marketing and administration expenses remained flat at 6.5% in both the 2005 and 2004 third quarters.

For the nine months ended September 30, 2005, marketing and administration expenses increased to $54.3 million from $52.8 million for the nine months ended September 30, 2004. As a percentage of net sales, marketing and administration decreased to 6.7% in the 2005 period from 7.0% for the 2004 period.

The increases in aggregate dollar amount were primarily a result of the increased freight on customer shipments related to the increase in large diameter product sales, higher tax-related professional fees and the increased cost of providing sample wafers to customers. These increases were partially offset by the termination of a management advisory agreement with TPG in February 2005.

Research and Development.

Our research and development (R&D) expenses increased in the three months ended September 30, 2005 to $12.7 million compared to $9.4 million in the year ago period. As a percentage of net sales, R&D expenses increased to 4.5% for the 2005 third quarter from 3.4% in the 2004 third quarter.

For the nine months ended September 30, 2005, research and development expenses increased to $37.6 million from $27.6 million for the nine months ended September 30, 2004. As a percentage of net sales, R&D expenses increased to 4.7% for the 2005 period from 3.6% for the 2004 period.

The increases in R&D expenses were primarily the result of the development of silicon layer transfer technology (SOI), including the installation and testing of production lines in 2005. We also continue to increase our efforts to expand our capability in the areas of flatness, particles and crystal defectivity.

We received a contract with the Department of Defense in the second quarter of 2005 related to the development of thin film silicon on insulator wafers. The total contract value was $12.1 million, representing the proposed development costs expected to be incurred by the company during the nine month period from April 1 through December 31, 2005. The contract provides for the government to reimburse the company $3.5 million of the total costs to be incurred of $12.1 million and is recognized on a percentage completion basis. For the three and nine months ended September 30, 2005, the company recognized $1.3 million and $2.3 million, respectively, as an offset of actual SOI costs incurred within research and development expenses.

Operating Income.

Operating income decreased to $62.8 million, or 22.4% of sales, in the third quarter of 2005 compared to $83.6 million, or 30.4% of sales, in the 2004 third quarter. This decrease is primarily a result of the changes in gross margin and R&D discussed above.

For the nine months ended September 30, 2005, operating income decreased to $189.4 million, or 23.5% of sales, from $190.9 million, or 25.1% of sales, for the nine months ended September 30, 2004. The decrease is primarily a result of the changes in gross margin and R&D expenses discussed above.

Nonoperating (Income) Expense.

Interest Expense.

In the three months ended September 30, 2005, interest expense decreased to $1.7 million, compared to $3.4 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, interest expense decreased to $5.6 million from $10.3 million for the nine months ended September 30, 2004. The decrease in interest expense was primarily the result of the redemption in December 2004 of the senior subordinated secured notes as well as the reduction of our South Korean debt throughout 2004.

Interest Income.

In the three months ended September 30, 2005, interest income decreased to $0.9 million, compared to $1.0 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, interest income decreased to $2.6 million from $4.0 million for the nine months ended September 30, 2004. The decrease in interest income was primarily the result of the liquidations of short-term investments in South Korea to fund the reduction of our South Korean debt throughout 2004.

Currency (Gains) Losses.

Currency gains in the three months ended September 30, 2005 were $1.1 million, compared to losses of $0.4 million in the three months ended September 30, 2004. For the nine months ended September 30, 2005, currency losses were $0.5 million, compared to $1.5 million for the year ago period.

On July 1, 2004, we designated a Yen-based intercompany loan as a long-term investment with settlement not planned or anticipated in the foreseeable future. Since we no longer expect settlement of this intercompany loan, foreign currency gains and losses from this loan are no longer being recorded in the Consolidated Statement of Operations. The current year gains and losses are primarily related to Yen-based third party debt and working capital.

Other, Net.

In the three months ended September 30, 2005, other nonoperating expense was $1.8 million compared to income of $2.5 million in the three months ended September 30, 2004. For the nine months ended September 30, 2005, other nonoperating expense was $0.9 million compared to income of $4.9 million for the year ago period. This decrease was primarily a result of the writing-off of $1.9 million of deferred financing fees in conjunction with the extinguishment of the Citibank/UBS and the TPG credit facilities. Nonrecurring gains in 2004 included a $1.5 million gain in the first quarter of 2004 from a business interruption insurance recovery relating to a minor fire at Taisil in December 2003 and a $1.7 million gain recorded from the termination of a customer supply arrangement in August 2004.

Income Taxes.

For the three months ended September 30, 2005, we recorded an income tax benefit of $30.0 million, compared to income tax expense of $20.8 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, we recorded an income tax benefit of $23.5 million, compared to income tax expense of

$21.6 million for the year ago period. The tax benefit for the nine months ended September 30, 2005 reflects the reversal of valuation allowances and the net favorable impact of adjustments to contingent tax liabilities totaling $15.1 million.

In the three months ended September 30, 2005, we reversed $42.4 million in valuation allowances against deferred tax assets as we believe that it is more likely than not that certain deferred tax assets will be realized taking into consideration all available evidence including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences by taxable jurisdiction. As of September 30, 2005, we have remaining valuation allowances of approximately $59.0 million, which reduces our net deferred tax assets to $185.5 million (of which $10.2 million was included in prepaid and other current assets).

The company recorded a contingent tax liability of $1.9 million during the three months ended September 30, 2005 related to some additional tax deductions for which the company has not obtained appropriate tax opinions to record the book tax benefit.

In the three months ended March 31, 2005, the company reversed a portion of a contingent tax liability established in 2004 for the potential non-deductibility of a portion of a $67.7 million payment to an investor group led by Texas Pacific Group in connection with the redemption of the company’s senior subordinated secured notes. We obtained opinions from outside tax advisors indicating that the interest portion, or $17.7 million, of the redemption payment should be deductible and we reversed a portion, or $7.8 million, of the contingent tax liability. The company also reversed a contingent tax liability of $9.2 million primarily related to tax depreciation deductions on fixed assets pertaining to asset values from the Texas Pacific Group transaction.

During the three months ended June 30, 2004, the company reversed $25.3 million in valuation allowances against deferred tax assets based on our belief that it was more likely than not that certain deferred tax assets would be realized based on management’s estimate of future earnings.

Outlook.

We are targeting net sales in the 2005 fourth quarter to be between $317 million and $320 million with gross margin of approximately 40% in a healthier pricing environment. This revised guidance includes the deferral of $13.3 million of revenue and profits discussed in more detail under Liquidity and Capital Resources. Including the additional expenses for the activities the company now expects in connection with the delayed filing of the Form 10-Q, operating expenses are now anticipated to be closer to $30 million. Due to the additional net favorable tax adjustments of approximately $7.3 million made in the first three quarters of 2005, the company now expects its tax rate to be approximately 18% for the fourth quarter of 2005. On a non-GAAP basis, our cash tax rate is anticipated to be in the mid-teens as a percentage of sales for the foreseeable future.

Liquidity and Capital Resources.

In the nine months ended September 30, 2005, we generated $194.3 million of cash from operating activities, compared to $175.9 million in the nine months ended September 30, 2004. This increase was a result of the improved operating results discussed above.

Accounts receivable of $124.0 million at September 30, 2005 decreased $16.7 million from $140.7 million at December 31, 2004. Days’ sales outstanding improved to 41 days at September 30, 2005 compared to 48 days at December 31, 2004 based upon annualized sales for the respective immediately preceding quarter. This decrease in days sales outstanding was primarily attributable to the mix of customers and the more favorable payment terms received from solar industry customers.

Our inventories increased $4.6 million to $132.2 million at September 30, 2005 from $127.6 million at December 31, 2004. Finished goods inventories increased primarily as a result of lower than forecasted shipments in the first nine months of 2005. Annualized inventory turns, calculated as the ratio of annualized respective quarterly cost of goods sold divided by the period-end inventory balance, increased to six for the three month period ended September 30, 2005 compared to five at the three month period December 31, 2004. At September 30, 2005, we had approximately $25.8 million of inventory held on consignment, compared to $22.2 million at December 31, 2004.

Related inventory reserves for obsolescence, lower of cost or market issues, or other impairments were $3.8 million at September 30, 2005 compared to $5.0 million at December 31, 2004.

Our net deferred tax assets totaled $186.5 million as of September 30, 2005 versus $127.6 million at December 31, 2004 (of which $10.2 million and $7.8 million was included in prepaid and other current assets at September 30, 2005 and December 31, 2004, respectively). We provide for income taxes on a quarterly basis based on an estimated annual effective income tax rate. We believe it is more likely than not that, with our projections of future taxable income and after consideration of valuation allowances, MEMC will generate sufficient taxable income to realize the benefits of the net deferred tax assets existing at September 30, 2005. As of September 30, 2005, we have valuation allowances of approximately $59.0 million reducing our net deferred tax assets, of which we expect to reverse $22.5 million in the fourth quarter of 2005. The remaining valuation allowances primarily relate to foreign tax credits.

Our accounts payable decreased $20.2 million to $103.9 million at September 30, 2005, compared to $124.1 million at the end of 2004. The decrease was partially a result of the decrease in capital expenditure-related payables following the end of the 300 millimeter expansion in Japan and the purchase of SOI-related equipment domestically.

Accrued liabilities decreased $22.3 million to $15.4 million at September 30, 2005, compared to $37.7 million at the end of 2004. The decrease was a result of a variety of items including the payment of U.S. property taxes, the payment of insurance premiums, the payment of withholding taxes on dividends and the adjustment of certain benefits liabilities.

As of September 30, 2005, we had deferred revenue of $13.3 million related to deliveries for sales arrangements that contained future deliveries of polysilicon. The revenue for these deliveries was recorded at the fair value of the arrangement, rather than current prices. See Critical Accounting Estimates – Revenue Recognition.

Our cash used in investing activities was $137.9 million for the nine months ended September 30, 2005 compared to $155.2 million for the nine months ended September 30, 2004. The 2004 period included the acquisition of the remaining interest in Taisil in the 2004 first quarter for $57.2 million, net of cash acquired. Cash used for capital expenditures increased $39.8 million to $137.9 million for the nine months ended September 30, 2005, with incremental changes to our existing manufacturing facilities and manufacturing lines primarily related to increasing our capacity and capability for our next generation products, including 300 millimeter and silicon-on-insulator (SOI). With 2005 capital expenditures more heavily weighted toward the first half of the year with the 300 millimeter expansion in Taiwan and the purchase of SOI-related equipment, we still expect our 2005 capital expenditures will be approximately 15% of net sales for the full year. Our existing facilities may be modified to permit the manufacture of greater quantities of current products. Alternatively, with incremental improvements, the existing facilities may be modified to become capable of manufacturing next generation products.

Cash used in financing activities was $9.1 million in the nine months ended September 30, 2005 versus $14.8 million in the nine months ended September 30, 2004. The change in cash from financing activities was primarily related to the proceeds from issuance of common stock upon exercise of stock options of $12.9 million in 2005 compared to $2.4 million in 2004.

Our unsecured short-term borrowings were approximately $1.5 million at September 30, 2005, under approximately $71.4 million of short-term loan agreements. Long-term borrowings outstanding were $120.6 million at September 30, 2005, under $266.7 million of committed long-term loan agreements. Of the $266.7 million committed long-term loan agreements at September 30, 2005, $4.5 million was unavailable as it related to the issuance of third party letters of credit. Our weighted average cost of borrowing was 3.5% at September 30, 2005 and 2.9% at December 31, 2004. Our total debt to capital ratio at September 30, 2005 was 15%, compared to 22% at December 31, 2004.

On July 21, 2005, the company entered into a Revolving Credit Agreement with National City Bank of the Midwest (“National City Bank”), US Bank National Association, and such other lending institutions as may from time to time become lenders (the “National City Agreement”). The National City Agreement provides for a $200 million secured revolving credit facility and replaced the $150 million revolving credit facility from Citibank/UBS (the “Citibank Facility”) and the $35 million revolving credit facility from TPG and certain of its affiliates (the “TPG Facility”).

The National City Agreement has a term of five years. Interest on borrowings under the National City Agreement will be payable based on the company’s election at LIBOR plus an applicable margin (currently 1.0%) or at a defined prime rate plus an applicable margin (currently 0.00%). The National City Agreement also provides for the company to pay various fees, including a commitment fee, on the unused portion of the lenders’ commitments (such fee is currently set at 0.25% per annum). The National City Agreement contains covenants typical for credit arrangements of comparable size, such as minimum earnings before interest, taxes, depreciation and amortization and an interest coverage ratio.

On July 21, 2005 we borrowed an aggregate of $60 million under the National City Agreement and used those funds to repay all outstanding amounts under the Citibank Facility; interest on this $60 million loan is due quarterly beginning October 1, 2005. The proceeds of subsequent borrowings under the National City Agreement will be used for working capital needs and to finance capital expenditures.

The obligations of the company under the National City Agreement are guaranteed by certain subsidiaries of the company. The obligations of the company and the guaranty obligations of the subsidiaries are secured by a pledge of the capital stock of certain domestic and foreign subsidiaries of the company. The other assets of the company are not pledged as security for the National City Agreement as they were under the Citibank Facility and the TPG Facility.

In connection with the execution of the National City Agreement, we terminated the Citibank Facility upon the repayment by the company of all amounts then outstanding. In addition, the company terminated the TPG Facility and the reimbursement agreement among the company and certain TPG entities. Those TPG entities had guaranteed the company’s obligations under the Citibank Facility and the TPG Facility and in return, the Company had entered into a reimbursement agreement with those guarantors under which the company agreed to reimburse them for any payment made under the guaranties.

On July 21, 2005, all of the liens and security interests of Citibank, UBS and the other lenders under the Citibank Facility and the TPG entities under the TPG Facility on and in our assets were released, as were the subsidiaries’ guarantees of MEMC’s repayment obligations.

The extinguishment of the Citibank Facilities and the TPG Facility resulted in the write-off of approximately $1.9 million of deferred financing fees. This loss was recorded in nonoperating expenses for the three months ended September 30, 2005.

We believe that we have the financial resources needed to meet business requirements for the next 12 months, including capital expenditures and working capital requirements.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these financial statements, management has made its best estimates of certain amounts included in the financial statements. Application of these accounting policies, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. MEMC’s significant accounting policies are more fully discussed in Exhibit 13 to our annual report on Form 10-K for the fiscal year ended December 31, 2004.

Inventory

The valuation of inventory requires us to estimate excess and obsolete inventory. The determination of the value of excess and obsolete inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Property, Plant and Equipment

We depreciate our land improvements, building and building improvements, and machinery and equipment evenly over the assets’ estimated useful lives. Changes in circumstances such as technological advances, changes in our business model, or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened or lengthened, we depreciate the net book value over its remaining useful life.

Income Taxes

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items that we received a tax deduction for, but have not yet been recorded in the Consolidated Statement of Operations). We regularly review our deferred tax assets for realizability and adjust the valuation allowance based upon our judgment as to whether it is more likely than not that some items recorded as deferred tax assets will be realized, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgements, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified.

We provide for U.S. income taxes, net of available foreign tax credits, on earnings of consolidated international subsidiaries that we plan to remit to the U.S. We do not provide for U.S. income taxes on the remaining earnings of these subsidiaries, as we expect to reinvest these earnings overseas or we expect the taxes to be minimal based upon available foreign tax credits.

Employee-related Liabilities

We have a long-term liability for our defined benefit pension plans. Our pension obligation is funded in accordance with provisions of federal law.

Our pension liability is actuarially determined, and we use various actuarial assumptions, including the discount rate, rate of salary increase, and expected return on assets, to estimate our costs and obligations. If our assumptions do not materialize as expected, expenditures and costs that we incur could differ from our current estimates.

Revenue Recognition

We generally record revenue from product sales when the goods are shipped and title passes to the customer. Our wafers are generally made to customer specifications at plant sites that have been pre-qualified by the customer. We conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. In the case of most of our polysilicon sales, delivery terms provide for the transfer of title and risk of loss prior to shipment but we do not recognize revenue prior to shipment. For sales arrangements that contain future deliveries (in the case of some of our polysilicon arrangements), revenue is not recognized on current deliveries unless the fair value of pricing can be determined based on specific objective evidence.

Stock-based Compensation

We account for our stock-based compensation under Accounting Principles Board Opinion No. 25 (Opinion 25), “Accounting for Stock Issued to Employees”, and related interpretations. We record compensation expense related to restricted stock units awards over the vesting periods of the awards and reflect the unearned portion of deferred compensation as a separate component of stockholders’ equity.

No compensation cost has been recognized for non-qualified stock options granted under our plans when the exercise price of the stock options equals the market price on the date of the grant. Compensation expense equal to the intrinsic value of the options has been recognized over the vesting periods for options granted at a price below the market price on the date of the grant and deferred compensation has been recorded for the unearned portion of the options as a separate component of stockholders’ equity.

Recently Issued Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces Accounting Principles Board Opinions No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by MEMC in the first quarter of 2006. MEMC is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 for MEMC. MEMC is currently evaluating the effect that the adoption of FIN 47 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning in our year ended December 31, 2006, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We have not yet determined the method of adoption.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. MEMC is evaluating the requirements of SFAS 123R and SAB 107 and we expect that the adoption of SFAS 123R will have an estimated negative $0.03 to $0.04 impact on diluted earnings per share for the year ended December 31, 2006.

In December 2004, the FASB issued FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), which provides guidance under FASB Statement No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FASB Statement No. 109. MEMC has no current plans to repatriate funds under the provisions of the Jobs Act. Accordingly, we have not adjusted our tax expense or deferred tax liability to reflect a deduction related to the Jobs Act.

In May 2004, the FASB issued FSP No. 106-2 (“FSP 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Medicare Act”). The Medicare Act was enacted December 8, 2003. FSP 106-2 supersedes FSP 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” and provides authoritative guidance on accounting for the federal subsidy specified in the Medicare Act. The Medicare Act provides for a federal subsidy equal to 28% of certain prescription drug claims for sponsors of retiree health care plans with drug benefits that are at least actuarially equivalent to those to be offered under Medicare Part D, beginning in 2006. The company’s actuarial calculations have been completed and while we have determined that our plan will qualify for a subsidy in 2006, the subsidy will not have a material impact on the accumulated benefit obligation and the net periodic postretirement benefit cost.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K contains “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995, including those concerning our expectation that our net sales in the 2005 fourth quarter will be between $317 million and $320 million with gross margin of approximately 40%; our anticipation that our operating expenses will be closer to $30 million; that due to net favorable tax adjustments in the first three quarters of 2005 of approximately $7.3 million, the company now expects its tax rate to be approximately 18% for Q4 2005; that on a non-GAAP basis our cash tax rate is anticipated to be in the mid-teens as a percentage of sales for the foreseeable future; our expectation that we will generate sufficient taxable income to realize the benefits of net deferred tax assets existing as of September 30, 2005; our expectation to reverse valuation allowances of $22.5 million in the fourth quarter of 2005; our expectation that capital expenditures will be approximately 15% of sales for 2005; our belief that we have the financial resources needed to meet business requirements for the next twelve months, including capital expenditure and working capital requirements; our belief that the Medicare Act will not have a material impact on the accumulated benefit obligation and the net periodic postretirement benefit cost; our expectation that the adoption of SFAS 123R will have an estimated negative impact on diluted earnings per share of $0.03 to $0.04 for the year ending December 31, 2006; and our belief that the implementation of SFAS 154 and FIN 47 will not have a material effect on our financial condition or results of operations. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as: market demand for wafers and semiconductors; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; general economic conditions; the accuracy of our assumptions regarding future book and taxable income; actions by our competitors, customers and suppliers; the impact of competitive products and technologies; technological changes; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in interest and currency exchange rates; changes in the composition of worldwide taxable income; our ability to obtain commitments from lenders; the accuracy of our assumptions regarding the impact of the adoption of SFAS 123R on our consolidated results of operations and earnings per share; and other risks described in MEMC’s filings with the Securities and Exchange Commission, including MEMC’s annual report on Form 10-K for the year ended December 31, 2004.